                                    EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

===============================================================================

                          AGREEMENT AND PLAN OF MERGER


                                      AMONG

                              TRANSCRIPTIONS, LTD.

                                       AND

                                  MEDQUIST INC.

                                       AND

                            DIGITAL DICTATION, INC.,

                            PROACTIVE PARTNERS, L.P.,

                            LAGUNITAS PARTNERS, L.P.,

                        GRUBER & MC BAINE INTERNATIONAL,

                                       AND

                               RICHARD D. CAMERON










===============================================================================

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (the "Agreement") is made on May __, 1998, by and among MedQuist Inc., a New Jersey corporation ("MedQuist"), Transcriptions, Ltd., a New Jersey corporation and a wholly-owned subsidiary of MedQuist ("TL"), Digital Dictation, Inc., a Delaware corporation (the "Company"), and Proactive Partners, L.P. ("Proactive"), Lagunitas Partners, L.P., Gruber & McBaine International and Richard D. Cameron ("Cameron") (collectively, the "Principal Shareholders").

                                   BACKGROUND

     TL and the Company desire to combine and merge pursuant to the terms of this Agreement. The respective Boards of Directors of TL and the Company have approved the merger of the Company into TL subject to the terms of this Agreement (the "Merger"). The Principal Shareholders own Five Million Nine Hundred Eight Thousand Six Hundred Seventy-Three (5,908,673) shares of the issued and outstanding capital stock of the Company, constituting Ninety-Four percent (94%) of the issued and outstanding capital stock of the Company ("Principal Shareholders' Common Stock") and options to purchase Three Hundred Thousand (300,000) shares of the capital stock of the Company ("Principal Options"), and prior to the Merger at the First Closing desire to exchange the Principal Shareholders' Common Stock for shares of MedQuist Common, subject to the terms of this Agreement. It is the intention of the parties to this Agreement that the exchange and Merger for accounting purposes shall qualify for treatment as a pooling-of-interests.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, representations, warranties, and agreements herein contained, and intending to be legally bound, the parties hereby agree as follows:

                                    ARTICLE 1

                                  DEFINED TERMS

     1.1. Certain Defined Terms. As used in this Agreement, the following terms will have the meanings given to them below:

        "Act" will mean the Securities Act of 1933, as amended.

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        "Action" will mean any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments and claims (including employment-related claims) relating to a Person.

        "Aggregate Merger Consideration" will mean that number of shares of MedQuist Common having a Value equal to the sum of (i) the product of (X) Three Dollars and Two Thousand Thirty-Three Ten Thousandth Cents ($3.2033), multiplied by (Y) the Outstanding Shares, and (ii) the Option Value; subject to adjustment as provided in this Agreement and further subject to proportional adjustment for any stock splits, stock dividends or recapitalizations of MedQuist.

        "Assets" will mean all of the assets of the Company, whether real, personal or mixed, owned or leased as of the date of this Agreement and such other assets acquired after the date of this Agreement and on or prior to the First Closing Date.

        "Auditor" will mean Arthur Andersen LLP.

        "Benefit Plans" will have the meaning given to it in Section 3.14 of this Agreement.

        "Claim" will have the meaning given to it in Section 7.2 of this Agreement.

        "Claim Notice" will have the meaning given to it in Section 7.2 of this Agreement.

        "Closing Date" will mean the date on which the First Closing or the Second Closing is scheduled to occur.

        "Closing" will mean the closing of the transactions contemplated at the First Closing or Second Closing under this Agreement on the respective Closing Date.

        "Code" will mean the Internal Revenue Code of 1986, as amended.

        "Company Closing Balance Sheet" will mean the unaudited balance sheet statement of the Company to be prepared in accordance with Section 5.5 hereof.

        "Company Common Stock" will mean the common stock of the Company, $.01 par value per share.

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        "Company Options" will mean the vested and unvested options to purchase
Company Stock under the terms of the 1996 Non-Qualified Option Plan, as amended September 22, 1997 that are outstanding at the Effective Time.

        "Contracts" will mean all contracts, agreements, arrangements, commitments, purchase orders, sales orders and understandings to which the Company is a party or by which any of its properties or assets may be bound, whether written or oral.

        "Creditor's Rights Laws" will have the meaning given to it in Section
3.2 of this Agreement.

        "Damages" will mean any and all damages, losses, obligations, deficiencies, liabilities, claims, encumbrances, penalties, costs, and expenses, including, without limitation, reasonable attorneys' fees and disbursements and expert and consulting fees, costs and expenses.

        "Dispute Notice" will have the meaning given to it in Section 7.3 of this Agreement.

        "Effective Time" will mean the time of filing of (or the designated effective date set forth in) the certificates of merger of TL and the Company in accordance with applicable laws as delivered at the Second Closing.

        "Encumbrances" will mean any claim, mortgage, assignment, conditional sale, lease, easement, consignment, bailment, contingent interest, pledge, lien, option, charge, security interest, preemptive right, right of first refusal, encumbrance or other restrictions of any kind or nature whatsoever.

        "Environmental Laws" will mean any federal, state or local law (including but not limited to the Clean Water Act, 33 U.S.C. ss.ss. 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601 et seq., the Clean Air Act, 42 U.S.C. ss.ss. 7401 et seq., the Safe Drinking Water Act, 42 U.S.C. ss.ss. 300f et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq., the River and Harbor Act, 33 U.S.C. ss.ss. 407 et seq., and the Occupational Safety and Health Act, 29 U.S.C. ss.ss. 651 et seq., each as may be amended from time to time), court order (whether or not by consent), any duties imposed by applicable common law and any applicable provision or condition of any permit relating to (i) the protection of the environment, employees or the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge, disposal or emission (whether past or present) of any Hazardous Substance or
(ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance.

D)

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        "ERISA" will mean the Employee Retirement Income Security Act of 1974, as amended.

        "Escrow Agent" will mean Crestar Bank.

        "Escrow Agreement" will mean the Escrow Agreement among TL, the Company, the Principal Shareholders, for themselves and on behalf of the Public Shareholders, and the Escrow Agent, substantially in the form attached hereto as Exhibit B.

        "Escrowed Shares" will mean the Principal Shareholders' Escrowed Shares together with the Public Escrowed Shares.

        "Exchange Agent" will mean American Stock Transfer & Trust Co.

        "Exercise Price" will mean the amount due from the option holder upon the exercise of a particular option to purchase Company Common Stock from the Company under the Option Plan.

        "Financial Statements" will mean the financial statements of the Company as at December 31, 1997, 1996 and 1995, including balance sheet statements and income statements of the Company for each of the periods then ended, together with any notes thereto, the Company's financial statements for each month of 1998 prior to the First Closing Date, and the March 31, 1998 Balance Sheet.

        "First Closing" will mean the Closing of the exchange of Company Common Stock held by the Principal Shareholders for MedQuist Common in accordance with this Agreement.

        "First Closing Date" will mean the date hereof or, if all conditions to the First Closing have not been satisfied, on the date hereof as soon as practical following the date such conditions have been satisfied, subject to the provisions for termination set forth in Section 9.1 of this Agreement.

        "GAAP" will mean generally accepted accounting principles consistently applied.

        "Governmental Entity" will mean any federal, state or local department, official, commission, authority, board, bureau, agency or other public body, domestic or foreign.

        "Hazardous Substances" will mean any toxic or hazardous gaseous, liquid or solid material or waste that may or could pose a hazard to the environment or human health or

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safety including (i) any "hazardous substances" as defined by the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601 et seq., (ii) any "extremely hazardous substance," "hazardous chemical" or "toxic chemical" as those terms are defined by the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. ss.ss. 11001 et seq., (iii) any "hazardous waste," as defined under the federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq., (iv) any "pollutant," as defined under the federal Water Pollution Control Act, 33 U.S.C. ss.ss. 1251 et seq., as any of such laws in clauses (i) through (iv) may be amended from time to time, and (v) any regulated substance or waste under any laws that currently exist or that may be enacted, promulgated or issued in the future by any federal, state or local governmental authorities concerning protection of the environment or the public welfare.

        "Indemnified Parties" will have the meaning given it in Section 10.1 of this Agreement.

        "Intellectual Properties" will mean all trademarks, trade names, assumed names, service marks, logos, patents, patent rights, copyrights, drawings, trade secrets, technology, know-how and processes, applications of or relating to any of the foregoing or any other intellectual property necessary in the conduct of the Company's business in the manner conducted at or prior to the First Closing.

        "IRS" will mean the Internal Revenue Service.

        "Labor Dispute" will mean any actual or threatened union organization campaign, strike, slow down, work stoppage or other labor disturbance.

        "Material Adverse Effect" will mean a material adverse effect on the business, operations, financial or other condition or prospect of the Company or TL, as the case may be, taken as a whole.

        "March 31, 1998 Balance Sheet" will mean the balance sheet of the Company as of March 31, 1998.

        "MedQuist Common" will mean the common stock, no par value, of MedQuist.

        "MedQuist Option" will have the meaning given to it in Section 2.10 of this Agreement.

        "MedQuist SEC Documents" will have the meaning given to it in Section
4.6 of this Agreement.

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        "Merger" will have the meaning given to it in Background section of this
Agreement.

        "Net Worth" will mean the sum of the total assets less the total liabilities of the Company, determined in accordance with GAAP.

        "Option Plan" will mean the Company's 1996 Non-Qualified Option Plan, as amended September 22, 1997.

        "Option Value" will mean the summation of (i) the difference between Three Dollars and Two Thousand One Hundred Sixty-Eight Ten Thousandths ($3.2168) and (ii) the Exercise Price, for each Company Option.

        "Outstanding Shares" will mean the number of shares of Company Common Stock set forth in Section 3.4 of the Disclosure Schedules, such number being six million three hundred twenty-five thousand five hundred three (6,325,503).

        "Permits" will mean all surety bonds, permits, licenses, zoning variances, approvals, exemptions, and other authorizations for the operation of the businesses of the Company as presently operated.

        "Per Share Merger Consideration" shall mean (i) Three Dollars and Two Thousand Thirty-Three Ten Thousandth Cents ($3.2033), subject to adjustment as provided in this Agreement, divided by (ii) the Value.

        "Person" will mean any natural person, corporation, partnership, unincorporated association, trust, Governmental Entity, joint venture or trade group, or any individual, entity or group that is a part of, or associated with, any of the foregoing.

        "Premises" will mean the real property located at 8230 Old Courthouse Road, Vienna, Virginia.

        "Principal Options" will have the meaning given to it in the Background section of this Agreement.

        "Principal Shareholders' Common Stock" will have the meaning given to it in the Background section of this Agreement.

        "Principal Shareholders' Escrowed Shares" will have the meaning given to it in Section 2.2 of this Agreement.

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        "Public Escrowed Shares" will have the meaning given to it in Section
2.5 of this Agreement.

        "Public Shareholders" will mean all of the shareholders of Company Common on the Second Closing Date together with persons and entities holding rights to acquire Company Common Stock or securities exchangeable for, convertible into, or representing the right to receive, Company Common Stock other than the Principal Shareholders.

        "Public Stock Certificates" will have the meaning given it in Section 2.6(b) of the Agreement.

        "SEC" will mean the U.S. Securities and Exchange Commission.

        "Second Closing" will mean the consummation of the transactions contemplated to occur in connection with the Merger of TL and the Company.

        "Second Closing Date" will mean the date on which all conditions to the First Closing and the Second Closing have been satisfied, or as soon as practical thereafter, subject to the provisions for termination set forth in
Section 9.1 of this Agreement.

        "Securities Laws" will mean the Act and any federal or state securities laws, rules and regulations.

        "Shareholders" will mean together the Principal Shareholders and Public Shareholders.

        "Shareholders Agreement" will mean the Shareholders' Agreement dated October 9, 1995 among the Company, Cameron and Proactive.

        "Surviving Corporation" will have the meaning given it in Section 2.3 of this Agreement.

        "Surviving Warranty" will have the meaning given it in Section 7.1 of this Agreement.

        "Survival Period" will have the meaning given it in Section 7.1 of this Agreement.

        "Taxes" will mean all taxes, fees, levies, duties, charges or other like assessments including, without limitation, income, withholding, gross receipts, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise

D)

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taxes imposed by or payable to any federal, state, county, local or foreign government, taxing authority, subdivision or agency thereof, including interest, penalties, additions to tax or additional amounts thereto.

        "Tax Return" will mean any report, return, declaration or other information required to be supplied to a taxing authority in connection with Taxes.

        "Value" shall mean the value of a single share of MedQuist Common equal to the Bloomberg weighted average price of MedQuist Common for the ten (10) trading days immediately preceding the First Closing Date.

        "Voting Agreements" will mean all voting trusts, voting agreements, proxies and other voting restrictions of any kind or nature whatsoever.

                                    ARTICLE 2

                  THE FIRST CLOSING, MERGER AND RELATED MATTERS

     2.1. First Closing. Subject to the terms and conditions of this Agreement, on the First Closing Date, each of the Principal Shareholders shall exchange all of the shares of the Principal Shareholders' Common Stock, and TL shall exchange therefor that number of shares of MedQuist Common equal to the Per Share Merger Consideration for each such share of Company Common Stock so exchanged. TL shall pay cash in lieu of any fractional shares of MedQuist Common which, but for this provision, would be issued as part of the Aggregate Merger Consideration pursuant to this Section 2.1.

     2.2. Exchange of Principal Shareholders' Certificates. On the First Closing Date, the Principal Shareholders shall surrender and deliver to TL the stock certificates representing all of the Principal Shareholders' Common Stock in exchange for the consideration set forth in Section 2.1 above; provided, however, that ten percent (10%) of the shares representing such consideration ("Principal Shareholders' Escrowed Shares") shall be deposited with, and held by, the Escrow Agent pursuant to the Escrow Agreement and subject to the provisions of Article 7 of this Agreement. If the Escrow Agreement is not executed at the time of the First Closing, then MedQuist shall hold the Principal Shareholders' Escrowed Shares in reserve until such time as the Escrow Agreement is executed. Upon execution of the Escrow Agreement, MedQuist shall deliver to the Escrow Agent the Principal Shareholders' Escrowed Shares. The Principal Shareholders shall be entitled to vote the Principal Shareholders' Escrowed Shares while such shares are in the possession of MedQuist or the Escrow Agent. Any dividends declared on the Principal Shareholders' Escrowed Shares shall attach to such shares and shall be distributed to the Person to whom the Escrow Agent delivers such shares.

     2.3. Second Closing; the Merger. Subject to the terms and conditions of this Agreement, on the Second Closing Date, TL and the Company shall duly execute, acknowledge and file certificates or articles of merger in their respective jurisdictions of incorporation and all other documentation necessary to consummate the Merger of Company into TL. As of the Effective Time, the separate corporate existence of the Company shall cease and TL shall continue as the surviving corporation under and pursuant to the laws of the State of New Jersey under the name Transcriptions, Ltd. (the "Surviving Corporation").

     2.4. Consideration; Conversion of Stock. At the Effective Time, each share of Company Common Stock then issued and outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the Per Share Merger Consideration; provided that any Company Shares held by TL or any Affiliate of TL shall be canceled and shall not be entitled to receive any Per Share Merger Consideration. TL shall pay cash in lieu of any fractional shares of MedQuist Common which, but for this provision, would be issued as part of the Aggregate Merger Consideration pursuant to this Section 2.4.

     2.5. Public Escrowed Shares. On the Second Closing Date, ten percent (10%) of the shares representing the consideration set forth in Section 2.4 above (the "Public Escrowed Shares") shall be deposited with the Escrow Agent pursuant to the terms of the Escrow Agreement and subject to the provisions of Article 7 hereof. Each Public Shareholder shall be entitled to vote those of the Public Escrowed Shares that would be payable to him upon the release of the entire number of Public Escrowed Shares to the Public Shareholder while such shares are in the possession of the Escrow Agent. Any dividends declared on the Public Escrowed Shares shall attach to such shares, and shall be distributed to the Person to whom the Escrow Agent delivers such shares.

     2.6. Exchange of Public Shareholders' Certificates.

        (a) Subject to the terms and conditions hereof, immediately prior to the Effective Time, TL shall deposit the shares MedQuist Common issuable under
Section 2.4 less the Public Escrowed Shares, plus an amount of cash to be paid in lieu of fractional shares, with the Exchange Agent.

        (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of Company Common Stock a letter of transmittal and instructions for use in surrendering certificates representing the shares of Company Common Stock (including lost share affidavits in a form reasonably acceptable to MedQuist, the "Public Stock Certificates") and receiving the Per Share Merger Consideration therefor. Upon the surrender of each Public Stock Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such certificate shall be entitled to receive

D)
in exchange therefor ninety percent (90%) of the product of (i) the Per Share Merger Consideration multiplied by (ii) the number of shares of Company Common Stock represented by such Public Stock Certificate, and such Public Stock Certificate shall be canceled. Until so surrendered and exchanged, each such Public Stock Certificate shall represent solely the right to receive hereunder the Per Share Merger Consideration multiplied by the number of shares of Company Common Stock that are represented by such Public Stock Certificate. If any shares of MedQuist Common are to be issued to a person other than the person in whose name the Public Stock Certificate surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Public Stock Certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other similar taxes required by reason of the issuance of such shares to a person other than the registered holder of the Public Stock Certificate surrendered, or such person shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

        (c) After the Effective Time there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of any shares of Company Common Stock. If, after the Effective Time, Public Stock Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Per Share Merger Consideration, as provided in this Article 2.

     2.7. Effect of Exchange and Merger; Officers and Directors. The
Certificate of Incorporation and Bylaws of TL, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation. From and after the First Closing, the persons serving as the directors and officers of the Company immediately prior to the First Closing shall resign and persons designated by TL shall be the directors and officers of the Company.

     2.8. Books and Records. On the First Closing Date, the Company shall deliver to TL all minute books, stock record books and corporate seals of the Company, and the original copies of all books of account, written Contracts, securities, customer lists, files and other documents, instruments and papers of all kind and nature belonging to or relating to the business of the Company and necessary or desirable in TL's judgment for the on-going conduct of the Company and its business, whether in the possession of the Principal Shareholders or the Company. TL shall provide the Principal Shareholders with access to such records in accordance with Article 8 hereof.

     2.9. Closing. The Closings will be held at 10:00 A.M. on the respective Closing Date at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, Pennsylvania 19103.

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     2.10. Options Conversion. At the Effective Time, each of the Company
Options shall be converted automatically into an option to purchase shares of MedQuist Common (a "MedQuist Option") in an amount and at an exercise price determined as follows:

        (a) The number of shares of MedQuist Common to be subject to the MedQuist Options issuable in exchange for, and upon cancellation of, each Company Option shall be equal to the product of (i) the number of shares of Company Common Stock issuable upon the exercise of the Company Options and (ii) the Per Share Merger Consideration; provided, however, that any fractional shares of MedQuist Common resulting from such multiplication shall be rounded down to the nearest share; and

        (b) The exercise price per share of each MedQuist Option shall be equal to the product of (i) (A) the respective Exercise Price of the respective Company Option for which the MedQuist Option is being converted and issued in place thereof divided by (B) Three Dollars and Two Thousand Thirty-Three Ten Thousandth Cents ($3.2033), multiplied by (ii) the Value; provided, however, that such exercise price shall be rounded up to the nearest cent.

     The duration and other terms of each MedQuist Option shall be the same as that of each Company Option exchanged therefor.

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                  OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS

     Except as specifically disclosed to TL on the Disclosure Schedules attached to this Agreement as Exhibit A, the Company and the Principal Shareholders, jointly and severally, represent and warrant and, where applicable, covenant, as provided in each Section of this Article 3:

        3.1. Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted. The Company is duly qualified or licensed, and in good standing to do business, in each jurisdiction in which the property owned, leased or operated by the Company, or the nature of the business conducted by the Company, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect.

        3.2. Power and Authority. The Principal Shareholders each have the legal capacity, and the Company has the requisite power and authority, to execute and deliver this

Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated by this Agreement. The Board of Directors of the Company has duly and validly authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and no other proceedings or actions on the part of the Principal Shareholders or the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated by this Agreement. The Principal Shareholders and the Company each has duly and validly executed and delivered this Agreement, which is the valid and binding agreement of the Principal Shareholders and the Company enforceable against the Principal Shareholders and the Company in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors' rights generally, or by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) (collectively, "Creditor's Rights Laws").

        3.3. Consents and Approvals; No Violations. Assuming the filing of any and all documents necessary to consummate the Merger, no filing with, and no Permit, authorization, consent or approval of any Governmental Entity is necessary for the consummation of transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of the Company or any agreement or other document binding on the Principal Shareholders, (ii) except as set forth in Section 3.3 of the Disclosure Schedules, result in a violation or breach of, or constitute with or without due notice or lapse of time or both a default under, or give rise to any right of termination, cancellation or acceleration under, or result in the forfeiture of any rights, entitlements or privileges under, or create any right or entitlement under, or require the consent or approval of any Person under, any of the terms, conditions or provisions of any Contract, (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Principal Shareholders or the Company, or any of their properties or assets, or (iv) result in the creation of or imposition of any Encumbrance upon any property or assets of the Company.

        3.4. Capitalization. Section 3.4 of the Disclosure Schedules sets forth all of the authorized capital stock and classes of capital stock of the Company and the respective ownership interests of the Principal Shareholders and aggregate number of such shares owned by Public Shareholders and the number of registered Public Shareholders and the identities and interest held of any other person having an ownership interest in the Company. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable, and are not subject to any Encumbrances or Voting Agreements. Except as set forth on Section 3.4 of the Disclosure Schedules, there are no outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments (contingent or otherwise) of any character relating to the issued or unissued Company Common Stock or other capital stock or securities of the Company, or otherwise obligating the Company to issue, transfer, register or sell any such securities. The Company has no direct or indirect, legal or beneficial interest in any corporation, partnership, trust or other entity. The Company has not made, and as of the First Closing Date will not have made, any redemptions of, or distributions with respect to, any of its shares of capital stock.

        3.5. Financial Statements; Reports. The Company has previously delivered to TL true and correct copies of all of the Financial Statements. The Financial Statements have been prepared from the applicable books and records of the Company in accordance with GAAP, consistently applied during the related periods. The balance sheets contained in each of the Financial Statements fairly present the financial condition of the Company as of the respective periods set forth therein, and each income statement included in each of the Financial Statements fairly presents the results of operations of the Company for the respective periods set forth therein except as described below. The Company Closing Balance Sheet shall be prepared from the applicable books and records of the Company in accordance with GAAP, consistently applied, and shall be true and correct in all material respects and shall fairly present the financial condition of the Company as of the First Closing Date. The Financial Statements, other than the Financial Statements for 1998, have been audited by Hozik & Charin and include the unqualified opinion of such firm.

        3.6. No Undisclosed Liabilities. The Company has no material liabilities or obligations, absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise, except for (i) those reflected or reserved against which reserves are adequate on the March 31, 1998 Balance Sheet and (ii) those which are specifically disclosed in this Agreement or in the Disclosure Schedules. To the best knowledge of the Principal Shareholders, there is no basis for the assertion against the Company as of the date hereof or as of the First Closing Date of any liability of any material nature or in any material amount not fully reflected or reserved against in the Company's March 31, 1998 Balance Sheet. Since March 31, 1998, the Company has not incurred any liabilities or obligations whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise, other than liabilities incurred in the ordinary course of business consistent with past practice.

        3.7. Absence of Certain Changes. Since January 1, 1998, the Company has operated only in the ordinary course of business and there has not occurred: (a) any transaction in which the Company incurred any material debts, liabilities or obligations except in the ordinary course of business and reflected on the March 31, 1998 Balance Sheet, (b) any transaction in which the Company discharged or satisfied any Encumbrances except in the ordinary course of business, (c) any transaction in which the Company mortgaged, pledged or subjected to Encumbrance any of the Assets, (d) any transaction in which the Company sold or transferred any of the Assets or canceled any debts or claims, (e) any transaction in which the Company suffered any extraordinary losses or waived any rights of substantial value, (f) any material damage, destruction or loss (whether or not covered by insurance) or any condemnation by governmental authorities which has or may affect the business or the properties of the Company, (g) any declaration, setting aside or payment of any dividend or other distribution in respect of any of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition of the capital stock of the Company, (h) any increase not in the ordinary course of business in the compensation payable or to become payable by the Company, or (i) any undertaking or any change in any existing obligation of any kind of the Company other than in the ordinary course of business.

        3.8. No Default. Neither the Principal Shareholders, Public Shareholders nor the Company is in default or violation, and no event has occurred which with notice or the lapse of time or both would constitute a material default or violation, of any material term, condition or provision of (i) the Certificate of Incorporation or Bylaws of the Company, or (ii) any material Contract other than with respect to required document turnaround times as described on Section
3.8 of the Disclosure Schedules.

        3.9. Litigation; Compliance with Laws; Permits. There are no Actions pending or, to the best knowledge of the Principal Shareholders, threatened against or related to the Company. There is not and has not been any failure by the Company or the Principal Shareholders to comply with, nor any default under, any law, ordinance, requirement, regulation, or order applicable to the Company, which failure to comply or default would have a Material Adverse Effect on the Company. There is no violation of, default with respect to, or failure to comply with any order, writ, injunction, judgment, or decree of any court or Governmental Entity or other instrumentality, issued or pending against the Company. The Company has obtained all Permits necessary for the operation of its business as presently operated, and all such Permits are set forth on Section
3.9 of the Disclosure Schedules. The Company is in compliance with all relevant Permits and the Permits are presently valid and in full force and effect and no renovation, cancellation, or withdrawal thereof has been effected or, to the best knowledge of the Principal Shareholders, threatened. The Company has not made any illegal kickbacks, bribes or political contributions to any Person.

        3.10. Intellectual Property. Section 3.10 of the Disclosure Schedules sets forth a list and a brief description of all of the Intellectual Property of the Company. No claim is pending, or, to the best knowledge of the Principal Shareholders, threatened, relating to the ownership or present or past use of the Intellectual Property, or conflicts with or infringes upon any rights of any third party with respect to any Intellectual Property.

        3.11. Contracts. Section 3.11 of the Disclosure Schedules sets forth a complete and accurate list of each of the Company's material Contracts other than the Contracts set forth on Schedule 3.12. True, complete and correct copies of all written Contracts, including all amendments, modifications or extensions thereof have been previously provided to TL. Each Contract is valid and binding and in full force and effect.

        3.12. Employee and Management Agreements. Section 3.12 of the Disclosure Schedules sets forth a complete and correct list of all Contracts relating to employment, compensation, severance, change-in-control, consulting, indemnification, service, purchase or any other matter between or among the Company and its present or former employees, officers, directors and consultants pursuant to which the Company has any continuing obligations thereunder. True and correct copies of all such agreements have been provided to TL.

        3.13. Taxes. The Company has duly filed, in compliance with applicable laws, all Tax Returns required to be filed by the Company prior to the date hereof, and the Company has duly paid, caused to be paid or made adequate provision and has reserved for the payment of all Taxes required to be paid in respect of the periods covered by such Tax Returns and has made adequate provision for payment of all Taxes anticipated to be payable in respect of all taxable periods since the periods covered by such returns. The Company has complied with the requirements of all applicable laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code) and have, within the time and in the manner prescribed by applicable laws, withheld from employee wages and paid over, in a timely manner, to the proper taxing authorities all amounts required to be so withheld and paid over under applicable laws. No claims for Taxes have been asserted against the Company, and no deficiency for any Taxes has been proposed, asserted or assessed which has not been resolved or paid in full. To the best knowledge of the Principal Shareholders, no Tax Return or taxable period of the Company is under examination and the Company has not received notice of any pending audit. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return for any period of the Company. There are no liens or encumbrances of any kind for Taxes upon any assets or properties of the Company other than for Taxes not yet due and payable. The Company has no obligation or liability to pay Taxes of or attributable to any other person or entity. No issue or claim has been asserted for Taxes by any taxing authority. The Company has not filed any consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset owned by the Company.

        3.14. Employee Benefit Matters.

           (a) Section 3.14(a) of the Disclosure Schedules sets forth a true and complete list of all plans, programs or arrangements which provide (i) employee benefits or fringe benefits maintained by the Company or its Affiliates or (ii) with respect to which contributions are made by the Company or its Affiliates (including health, life insurance and other benefit plans maintained for retirees), including without limitation (a) all plans, programs and arrangements providing any form of deferred compensation, pension, profit sharing, stock option, stock purchase, savings, thrift, group insurance, accident, sickness, medical, dental or disability benefits; (b) all vacation and severance pay; (c) all incentive compensation, consulting and bonus agreements; and (d) all benefits relating to the use of Company vehicles; whether or not such plans, programs and arrangements constitute "employee benefit plans" within the meaning of Section 3(3) of ERISA, and whether or not such plans, programs and arrangements are in the nature of formal or informal understandings, and whether or not pursuant to any collective bargaining arrangements. Said plans, programs and arrangements sometimes are referred to collectively in this Agreement as the "Benefit Plans." Neither the Company nor any of its Affiliates is a member, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) and all affiliated service groups (within the meaning of
Section 414(m) of the Code) is, or has ever been, a party to any pension plan or welfare benefit plan that is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA).

           (b) Each Benefit Plan complies in all material respects and has been administered in accordance with the applicable provisions of ERISA and the Code. No facts or circumstances exist which could result in any liability against the Company or any Benefit Plan or any fiduciary of a Benefit Plan under any provision of ERISA, the Code or any other applicable law by reason of any action or failure to act in connection with any Benefit Plan, including, but not limited to, any liability by reason of any payment of, or failure to pay, benefits or any other amounts, or by reason of any credit or failure to give credit for any benefits or rights in connection with any Benefit Plan. There has not been asserted by any Benefit Plan participant, beneficiary or other person any facts or circumstances which could result in any liability under any Benefit Plan or any fiduciary of a Benefit Plan under any provision of ERISA, the Code or any other applicable law by reason of any action or failure to act in connection with any Benefit Plan, including but not limited to any liability by reason of any payment of, or failure to pay, benefits or any other amounts, or by reason of any credit or failure to give credit for any benefits or rights in connection with any Benefit Plan.

           (c) Except as set forth in Section 3.14(c) of the Disclosure Statements, the Company does not have any severance agreements or arrangements, or any formal or informal severance plan or practice, pursuant to which any liability for severance payments to employees of the Company may arise, regardless of whether separation from service occurs before, at the time of, or after the First Closing Date.

        3.15. Environmental Matters. The Company is in compliance with all Environmental Laws.

        3.16. Assets. Section 3.16 of the Disclosure Schedules sets forth all of the Assets necessary to the business conducted by the Company as presently conducted, all of which are in good operating condition. The Company has good and marketable title to all Assets or a valid leasehold interest in all property leased by the Company. All of the Assets are owned or held under lease free and clear of all Encumbrances. The Company owns or leases all of the Assets necessary to carry on the businesses and operations of the Company as presently conducted.

        3.17. Labor Relations. The Company is not a party to any contract or other agreement with any labor union and is not experiencing, the subject of, or, to the Principal Shareholders' knowledge, threatened by, any union organization campaign or any strike, slowdown, picketing, work stoppage, or other labor disturbance by any labor union or group of employees. The Company does not have and for the past three (3) years has not had (a) any unfair labor practice charge or complaint or other proceeding pending or, to the best knowledge of the Principal Shareholders, threatened against the Company before the National Labor Relations Board or (b) any arbitrations, grievances, suits or administrative proceedings before any Government Entity (including, without limitation, the Equal Employment Opportunity Commission ("EEOC")) relating to labor or employment matters involving any employees of the Company. The Company is and has been in compliance for the past three years with all applicable laws relating to employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health and notice and the requirements of the Worker Adjustment Retraining Act of 1988 or similar state or local law.

        3.18. Principal Shareholders' Brokers or Finders and Fees.
Except as set forth in Section 3.18 of the Disclosure Schedules, no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finders' fee or any other commission or similar fee from the Principal Shareholders or the Company in connection with this Agreement. Section 3.18 sets forth a complete list of all fees, including all broker's, finders', investment bankers', legal and accounting fees, incurred by the Principal Shareholders and the Company in connection with the transactions contemplated by this Agreement, and which have been or will be charged to the Company.

        3.19. Insurance. Section 3.19 of the Disclosure Schedules sets forth a true and correct schedule of all policies of fire, liability, and other forms of insurance, excluding the Benefit Plans, pursuant to which the Company or any of the Assets are insured (whether or not held by the Company) or with respect to which the Company directly or indirectly pays all or part of the premium including the identity of the carrier, the policy number, the amounts and types of coverage, the premium and the expiration date of each such policy. All of the Assets of the Company are insured against fire and other casualty under the policies and in the amounts and types of coverage set forth in Section 3.19 of the Disclosure Schedules, and such policies are outstanding and duly in force and the premiums thereon fully paid. No notice of cancellation or non-renewal with respect to any insurance policy has been received by the Company. The insurance policies are sufficient for compliance with all statutes, laws, ordinances, regulations, orders, rules or other requirements of any Governmental Entity, including, but not limited to, those covering safety, health, transportation, recordkeeping, zoning, employment, wage and hour and price and wage control matters. The Company has not been refused any insurance with respect to its assets or operations and no claim by the Company under the insurance policies has been refused coverage by any insurer. There are no pending claims against such insurance policies. There is no default by the Company with respect to any provision contained in any insurance policy and all claims made or, to the best knowledge of the Principal Shareholders, threatened against the Company have been properly filed by the Company. The Company has notified its insurance carrier of all pending and, to the best knowledge of the Principal Shareholders, threatened litigation and claims, all of which are set forth on Section 3.19 of the Disclosure Schedules. The Company has not received any notice from its insurance carrier disclaiming coverage as to any of the foregoing.

        3.20. Bank Accounts. Section 3.20 of the Disclosure Schedules lists the names and addresses of every bank and other financial institution in which the Company maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access thereto. The Principal Shareholders acknowledge that no such persons shall be authorized signatories after the First Closing.

        3.21. Real Property. The Company owns no real property and the only real property leased by the Company is the Premises.

        3.22. Accounts Receivable. All of the accounts and notes receivable of the Company as set forth on the March 31, 1998 Balance Sheet or arising since the date thereof (a) are valid and genuine; (b) have arisen only in the ordinary course of business; and (c) except to the extent of any reserves with respect thereto are not subject to valid defenses, set-offs or counterclaims and have been (or will be in the ordinary course of business) billed. Section 3.22 of the Disclosure Schedules sets forth a true, correct and complete list of all accounts receivable as of March 31, 1998. The allowance for doubtful accounts reflected on the March 31, 1998 Balance Sheet has been determined in accordance with GAAP. The Principal Shareholders do not know of any facts or circumstances that are likely to result in any material increase in the uncollectibility of such accounts and notes receivable in excess of any allowance therefor set forth on the March 31, 1998 Balance Sheet.

        3.23. Net Worth. The Net Worth of the Company as of March 31, 1998 was, and as of the First Closing Date shall be no less than, One Million Nine Hundred Fifty-Nine Thousand Five Hundred Eighty-One Dollars ($1,959,581).

        3.24. Loans to Principal Shareholders, Employees and Others. Except as set forth in Section 3.24 of the Disclosure Schedules, there are no outstanding loans made by the Company to any shareholder, employee, director or officer of the Company or to any other Person.

        3.25. Relations with Clients. Except as set forth in Section 3.25 of the Disclosure Schedules, the Company has not received written or oral notice of cancellation (or non-renewal) of any Contract for medical transcription services and, to the best knowledge of the Principal Shareholders, no client is contemplating the cancellation (or non-renewal) of any such Contract or altering materially the amount of business done with the Company. Section 3.25 of the Disclosure Schedules sets forth the name of the twenty (20) clients of the Company, for each of the fiscal years 1996, 1997 and for the first four months of 1998 were the largest dollar volume customers of the Company.

        3.26. Compliance with Securities Laws. The Principal Shareholders acknowledge that the MedQuist Common being exchanged hereunder for Company Stock at the First Closing has not been registered under any Securities Law. The Principal Shareholders are each acquiring the MedQuist Common pursuant to this Agreement solely for their respective accounts, for investment purposes, and not with the intent to distribute it to an unrelated third party, and pursuant to an exemption from registration under the Act and applicable Securities Laws. Each of the Principal Shareholders has such knowledge and experience in financial and business matters and investments in general that makes such shareholder capable of evaluating the merits and risks of the ownership and acquisition of the MedQuist Common and has counseled with such shareholder's accountants, lawyers and other financial advisors with respect to this Agreement, the Merger and the transactions contemplated hereunder. Each of the Principal Shareholders and such shareholder's advisors has been afforded the opportunity to ask such questions and obtain such additional information regarding the Company as such shareholder or such shareholder's advisors have considered necessary to enable them to understand the nature of this investment in the shares of MedQuist Common. Each of the Principal Shareholders and such shareholder's respective advisors are aware that MedQuist is a publicly traded corporation subject to the filing requirements of the Securities Laws and have been afforded the opportunity to review or request copies of any forms, reports and documents relating to MedQuist filed with the Securities and Exchange Commission and acknowledge receipt of MedQuist's 1998 Proxy Statement and 1997 Annual Report on Form 10-K and Form 10-Q for the quarter ended March 31, 1998 and that MedQuist and TL have complied with any request made by any Principal Shareholder.

     The Principal Shareholders acknowledge and agree that the MedQuist Common Stock issued to them pursuant to this Agreement will contain the following legend:

                    THE SHARES REPRESENTED BY THIS CERTIFICATE
                    HAVE NOT BEEN REGISTERED UNDER THE
                    SECURITIES ACT OF 1933, AS AMENDED (THE
                    "ACT"), OR ANY OTHER STATE OR FEDERAL
                    SECURITIES STATUTE.  NO REOFFER, SALE,
                    TRANSFER, PLEDGE OR OTHER DISPOSITION

                    THEREOF MAY BE MADE UNLESS THE SHARES ARE REGISTERED UNDER THE ACT AND ANY OTHER APPLICABLE SECURITIES STATUTE, OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS APPLICABLE TO SUCH TRANSACTION.

      The Principal Shareholders each have full power and authority to vote their respective shares of the Company Common Stock and have not granted the right to vote such shares to any other Person prior to the First Closing.

        3.27. Accounting Matters. The Principal Shareholders, having consulted with their respective accountants, lawyers and financial advisors, have no knowledge of any action taken or agreed to be taken by the Company or the Principal Shareholders, or of any fact or circumstance, that is reasonably likely to prevent the Merger from qualifying for pooling-of-interests accounting treatment.

        3.28. Statements True and Correct. No statement made by the Principal Shareholders or the Company in this Agreement or Exhibits attached to this Agreement or any document, instrument or certificate furnished or to be furnished by the Principal Shareholders, Company, or any director or officer of the Company contains or will contain any untrue statement of material fact or omits or will omit to state a material fact required to be stated herein or therein, or necessary in order to make the statements therein not misleading.

                                    ARTICLE 4

                      REPRESENTATIONS AND WARRANTIES OF TL

     TL and MedQuist hereby represent and warrant to the Company and the Principal Shareholders as of the date of this Agreement as follows:

        4.1. Organization and Good Standing. TL is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted. TL is duly qualified or licensed and in good standing to do business, in each jurisdiction in which the property owned, leased or operated by the Company, or the nature of the business conducted by the Company, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect.

        4.2. Corporate Power and Authority. TL has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, including without limitation the full corporate power and authority to purchase and take title to the Company Common Stock upon the terms and conditions set forth in this Agreement. TL has duly and validly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and no other corporate action on the part of TL is necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated by this Agreement. TL has duly and validly executed and delivered this Agreement, and this Agreement is the valid and binding obligation of TL, enforceable against TL in accordance with its terms, except as such enforcement may be limited by applicable Creditor's Rights Laws.

        4.3. Validity of Contemplated Transactions, Etc. Assuming the filing of any and all documents necessary to consummate the Merger, no filing with, and no Permit, authorization, consent or approval of any Governmental Entity is necessary for the consummation of transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of TL or any agreement or other document binding on TL,
(ii) result in a violation or breach of, or constitute with or without due notice or lapse of time or both a default under, or give rise to any right of termination, cancellation or acceleration under, or result in the forfeiture of any rights, entitlements or privileges under, or create any right or entitlement under, or require the consent or approval of any Person under, any of the terms, conditions or provisions of any Contract, or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to TL, or any of its properties or assets.

        4.4. Validity of Shares to be Issued. The shares of MedQuist Common to be issued to the Principal Shareholders in connection with the First Closing and to the Public Shareholders in connection with the Second Closing pursuant to
Article 2 hereof have been duly authorized and, when issued by MedQuist in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable.

        4.5. Capitalization of MedQuist. The authorized capital stock of MedQuist consists of Sixty Million (60,000,000) shares of MedQuist Common and Twelve Million One Hundred Eleven Thousand Nine Hundred Seventy-Five (12,111,975) shares of preferred stock. As of May 22, 1998, (i) Eleven Million Eighteen Thousand Nine Hundred Twenty-Eight (11,018,928) shares of MedQuist Common were issued and outstanding; (ii) no shares of preferred stock of MedQuist were issued and outstanding; (iii) no shares were held by MedQuist in its treasury; (iv) approximately Six Hundred Four Thousand (604,000) MedQuist Options were outstanding; and (v) approximately Three Hundred Twelve Thousand (312,000) MedQuist Options were available for grant under MedQuist's stock option plan. Except as set forth in the preceding sentence, at the close of business on May 1, 1998, no shares of capital stock or other voting securities of MedQuist were issued, reserved for issuance or outstanding.

        4.6. SEC Documents. MedQuist has heretofore provided to the Company or otherwise made available all reports, schedules, forms, statements and other documents filed with the SEC since December 31, 1996 (the "MedQuist SEC Documents"). As of their respective dates, the MedQuist SEC Documents complied in all material respects with the requirements of the Securities Laws applicable to such MedQuist SEC Documents, and, to the knowledge of MedQuist, none of the MedQuist SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There has been no material change, financial or otherwise, in the condition of MedQuist since the date of MedQuist's Form 10-Q for the quarter ended March 31, 1998.

        4.7. TL's Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finders' fee or any other commission or similar fee from TL in connection with this Agreement and the transactions contemplated by this Agreement.

                                    ARTICLE 5

                   ACTIVITIES PRIOR TO THE FIRST CLOSING DATE
                  BY THE COMPANY AND THE PRINCIPAL SHAREHOLDERS


        5.1. Operation of Business. From and after the date of this Agreement to the First Closing Date, except with the consent of TL or as otherwise specifically contemplated by this Agreement, the Company shall conduct its business solely in the ordinary course and shall:

           (a) not amend the Company's Certificate of Incorporation or Bylaws except as may be necessary to carry out this Agreement, the Merger or as required by law;

           (b) not make any changes in the management of the Company without the consent of TL;

           (c) not declare or pay any dividend of any kind or make any other distribution or payment in respect of any capital stock of the Company, or repurchase or agree to repurchase any of the capital stock, or issue any shares of the capital stock of Company whether or not presently authorized, or change any of the characteristics of the capital stock of Company or subject the capital stock of the Company to any Encumbrance or voting agreement, or merge or consolidate the Company with any other corporation or allow the Company, its Assets or any part of its business to be acquired by any Person;

           (d) not sell, transfer, or otherwise dispose of any Assets without the prior written consent of TL, except in the ordinary course of business;

           (e) not allow the Company to create, incur, assume, or guarantee any indebtedness for money borrowed or create any Encumbrance on any of its Assets, except in the ordinary course of business, and shall discharge prior to the First Closing any other Encumbrance;

           (f) maintain the Assets in good operating repair, order, and condition, reasonable wear and tear excepted, and notify TL immediately upon any material loss of, damage to, or destruction of any of the Assets;

           (g) maintain in full force and effect the insurance coverage of the types and in the amounts set forth in Section 3.19 of the Disclosure Schedules and apply the proceeds received under any insurance policy or as a result of any loss or destruction of or damage to any Assets or operations of the Company to the repair or replacement of such Assets;

           (h) preserve the Company's business organization intact and preserve the good will of its customers, suppliers and others having business relations with it;

           (i) not discount, pre-bill or accept prepayment for any work to be performed on or after the First Closing Date or otherwise invoice or bill clients inconsistent with past practices; and

           (j) promptly advise TL in writing of the commencement of, and of any known threat to commence any Action or tax audit against the Company or of the occurrence (or failure to occur) of any fact or circumstance which may become known to the Principal Shareholders or the Company that would cause any of the Principal Shareholders' or the Company's representations or warranties to be inaccurate in any material respect.

        5.2. Access to Information. The Principal Shareholders and the Company will cooperate fully with TL and will provide TL and its accountants, counsel, and other representatives, during normal business hours, full access to the books and records of the Company and to the Assets, and full opportunity to discuss the Company's business, affairs, and Assets with its officers, employees, and independent accountants, and furnish to TL and its representatives copies of such documents, records, and information with respect to the affairs of the Company as TL or its representatives may reasonably request.

        5.3. The Company's and the Principal Shareholders' Representations and Warranties. The Company and the Principal Shareholders shall use their best efforts to maintain the truth and accuracy of all of the Company's and the Principal Shareholders' representations and warranties set forth in this Agreement and shall immediately notify TL of any fact or event of which the Principal Shareholders have knowledge causing any of such representations or warranties to be inaccurate and shall use best efforts to cure the same as soon as practical, but in no event later than the First Closing Date.

        5.4. Consents Required of the Principal Shareholders or the Company. Prior to the First Closing Date, the Principal Shareholders shall obtain all consents as may be necessary to authorize, approve or permit the full and complete consummation of the transactions herein contemplated to occur at the First Closing, including, without limitation, consents to the assignment of any capital leases and the lease of the Premises and any Contracts.

        5.5. Closing Balance Sheet. At or prior to the First Closing, the Company shall deliver to TL the Company Closing Balance Sheet certified by the Principal Shareholders as being true and correct and fairly presenting the financial condition of the Company and estimating balances as of May 31, 1998. Within thirty (30) days after the First Closing Date, the Company may deliver a revised Company Closing Balance Sheet to TL, which shall replace the Company Closing Balance Sheet previously delivered, reflecting any changes from the estimated amounts, which revised balance sheet shall be considered the Company Closing Balance Sheet hereunder for all purposes subject to further adjustment during the Survival Period as a result of the audit of the Company Closing Balance Sheet or a valid Claim. If the Net Worth of the Company reflected on such Company Closing Balance Sheet is less than the amount disclosed as such in
Section 3.23 of this Agreement, such difference shall be deemed a Claim for the purpose of Section 7.2 of this Agreement. The amount of any severance payments to Gerald Gruber or Jennifer Lunsford that are incurred by the Company shall not be included in the calculation of the Company's Net Worth as reflected on the Company Closing Balance Sheet.

        5.6. Accounting Treatment. The Principal Shareholders and the Company shall take no action which would cause the Merger not to qualify for treatment as a pooling-of-interests for accounting purposes.

        5.7. Best Efforts. Subject to the other provisions of this Agreement, the Principal Shareholders and the Company shall use their best efforts to cause the conditions listed in Section 6.1 hereof to be satisfied as of the First Closing Date. TL shall use its best efforts to cause the conditions listed in
Section 6.2 hereof to be satisfied as of the First Closing Date.

                                    ARTICLE 6

                      CONDITIONS PRECEDENT TO THE CLOSINGS

        6.1. Conditions Precedent to TL's Obligation in Respect of the First Closing. The obligation of TL to consummate the First Closing shall be subject to the satisfaction, or the waiver by TL, of the following conditions on or prior to the respective Closing Date:

           (a) Representations and Warranties; Compliance with Agreement. The representations and warranties of the Company and the Principal Shareholders set forth in this Agreement shall have been true and correct on the date of this Agreement and shall be true and correct as of the First Closing Date as though made on and as of such Closing Date, except for representations and warranties that speak as of a specific date before the First Closing Date, and the Principal Shareholders shall have performed in all material respects all covenants and agreements to be performed by the Principal Shareholders under this Agreement on or prior to the First Closing Date, and the Principal Shareholders shall have delivered to TL a certificate to such effect dated such Closing Date signed by the Principal Shareholders which certificate will be in form and substance satisfactory to TL's counsel;

           (b) Litigation Affecting Closing. On the First Closing Date, no Action will be pending or threatened before any court or Governmental
Entity in which it is sought to restrain or prohibit or to obtain Damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might eventuate in any such Action will be pending or, to the best knowledge of the Principal Shareholders, threatened;

           (c) Required Consents. On or prior to the First Closing, the holders of any indebtedness of the Company, the lessors of any Assets leased by the Company, the parties to any Contract, any Governmental Entity or any other Person which owns or has authority to grant any franchise, license, Permit, easement, right or other authorization necessary for the business or operations of the Company, and any Governmental Entity having jurisdiction over the Company or the Principal Shareholders, to the extent that consent or approval of any of the foregoing is required under the pertinent debt, lease, contract, commitment or agreement or other document or instrument or under applicable laws for the consummation of the transactions in the manner in this Agreement provided (or without whose consent there would be a default under such debt, lease, contract, commitment or agreement or other document or instrument or under applicable
Laws), have granted such consent or approval or, in the case of required filings or certifications to Governmental Entities, the Principal Shareholders and the Company shall have made such filings or certifications;

           (d) Due Diligence Investigation. TL and its representatives are satisfied with the results of their due diligence investigation of the Company on or prior to the First Closing;

           (e) Opinion of Counsel for the Company. Hogan & Hartson LLP, counsel for the Company, shall have delivered to TL an opinion, dated as of the First Closing Date, in the form attached to this Agreement as Exhibit 6.1(e);

           (f) Opinion of Counsel for the Principal Shareholders. Gibson Dunn & Crutcher LLP, counsel for the Principal Shareholders (other than Cameron), shall have delivered to TL an opinion, dated as of the First Closing Date, in the form attached to this Agreement as Exhibit 6.1(f);

           (g) No Damage to Business. On or prior to the First Closing, the Company shall not have suffered, and there shall not be, or likely to be, a Material Adverse Effect and the Assets shall not have been and shall not be threatened to be adversely affected in any way as a result of fire, explosion, earthquake, disaster, accident, labor dispute, any action by any Governmental Entity, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God or public enemy;

           (h) Approval of Counsel; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement, or incidental hereto, and all other related legal matters shall have been approved on the First Closing Date by counsel for TL in the exercise of his reasonable judgment;

           (i) Escrow Agreement. The Escrow Agreement will have been duly executed and delivered by the appropriate parties;

           (j) Pooling Letter. TL shall have received a letter in a form and substance satisfactory to TL from the Auditor dated as of the First Closing Date stating that the Merger will qualify as a pooling-of-interests under Opinion 16 of the Accounting Principles Board;

           (k) Minimum Share Values. The Value of a share of MedQuist Common shall be no less than Thirty-Eight Dollars ($38.00); and

           (l) Resignations. The officers and directors of the Company shall have tendered their unconditional resignations from the Company.

        6.2. Obligation of the Principal Shareholders in Respect of the First Closing. The obligation of the Principal Shareholders to consummate the First Closing shall be subject to the satisfaction by TL or the waiver by the Principal Shareholders of the following conditions on or prior to the First Closing Date:

           (a) Representations and Warranties. The representations and warranties of TL set forth in Article 4 of this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the First Closing Date as though made on and as of the First Closing Date, except for representations and warranties that speak as of a specific date before the First Closing Date, and TL shall have performed in all material respects all covenants and agreements to be performed by it under this Agreement on or prior to the First Closing Date, and TL shall have delivered to the Principal Shareholders a certificate to such effect, dated the First Closing Date and signed by an authorized officer, which certificate will be in form and substance satisfactory to the Principal Shareholders and their counsel;

           (b) Litigation Affecting Closing. On the First Closing Date, no Action will be pending or threatened before any court or Governmental
Entity in which it is sought to restrain or prohibit or to obtain Damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might eventuate in any such Action will be pending or threatened; and

           (c) Maximum Share Values. The Value of a share of MedQuist Common shall be no greater than Fifty-Two Dollars ($52.00).

        6.3. Conditions Precedent in Respect of the Second Closing. The obligation of MedQuist, TL and the Company to consummate the Second Closing shall be subject to the Securities and Exchange Commission having declared effective the registration statement of MedQuist on Form S-4 necessary to register under the Act the shares of MedQuist Common issuable to the Public Shareholders in connection with the Merger.

                                    ARTICLE 7

                          SURVIVAL AND SHARE ADJUSTMENT

        7.1. Survival of Representations and Warranties; Insurance Proceeds. The representations and warranties of the Company, the Principal Shareholders and TL under this Agreement will terminate at the First Closing, except that the representations and warranties with respect to Sections 3.5 (Financial Statements; Reports), 3.6 (No Undisclosed Liabilities) 3.13 (Taxes), 3.16 (Assets), 3.22 (Accounts Receivable) and 3.23 (Net Worth) (each a "Surviving Warranty") shall survive the First Closing until the earlier of (a) the completion of the first independent audit, following the First Closing Date, of the consolidated financial statements of MedQuist in which the Surviving Corporation's financial statements are included, or (b) one (1) year from the date of this Agreement (the "Survival Period").

        7.2. Adjustment of Shares. If, prior to the expiration of the Survival Period, TL in good faith determines that the Company or the Principal Shareholders breached a Surviving Warranty as of the First Closing Date and TL incurs, or becomes reasonably likely to incur, Damages as a result of such breach (a "Claim"), then TL shall deliver a notice of Claim ("Claim Notice") to the Escrow Agent and the Principal Shareholders setting forth the nature of such Claim and the estimated amount of Damages from such Claim. If the Principal Shareholders do not object or are deemed not to have objected pursuant to
Section 7.3 below, TL shall be entitled to have the Escrow Agent return and the Escrow Agent shall return to TL such number of the Escrowed Shares having a Value equal to the aggregate dollar amount of TL's Damages set forth in the Claim Notice, up to the total number of Escrowed Shares then held by the Escrow Agent. If the Principal Shareholders dispute the amount of Damages set forth in any Claim Notice, the Escrow Agent shall return to TL such of the Escrowed Shares as are not subject to such dispute and the number of Escrowed Shares that are the subject of such dispute shall be held by the Escrow Agent until such dispute is resolved hereunder. If any of such Escrowed Shares are returned to TL in accordance with the preceding two sentences, then such action shall be considered an adjustment to the Aggregate Merger Consideration. At the expiration of the Survival Period, the Escrow Agent shall deliver to the Shareholders any of the Escrowed Shares then in the Escrow Agent's possession; provided, however, that if there is any pending or asserted Claim pursuant to which a Claim Notice has been delivered by TL prior to the expiration of the Survival Period the Escrow Agent shall not deliver the Shareholders such number of Escrowed Shares as is equal to the lesser of (i) the product of (A) the number of Escrowed Shares multiplied by (B) the Value and (ii) such number of Escrowed Shares multiplied by the Value as is equal to the amount of such Claim set forth in the Claim Notice, until such Claim is resolved.

        7.3. Dispute Notice. The Principal Shareholders will, within twenty (20) days after receipt of a Claim Notice, deliver to TL and the Escrow Agent a written notice ("Dispute Notice") stating either that the Principal Shareholders agree with TL's Claim or that they object in good faith to the validity of such Claim and setting forth in reasonable detail the grounds on which the Principal Shareholders are contesting the validity of the Claim. Any failure of the Principal Shareholders to deliver such Dispute Notice within such twenty (20) day period shall be conclusively deemed to be acceptance of such adjustment. In the event the Principal Shareholders do not withdraw their Dispute Notice or the Claim set forth in any Claim Notice has not been conclusively resolved prior to the expiration of the Survival Period, the Escrow Agent shall continue to retain under the Escrow Agreement the number of Escrowed Shares determined under the proviso of the last sentence of Section 7.2.

                                    ARTICLE 8

           CONDUCT OF THE PRINCIPAL SHAREHOLDERS AND TL AFTER CLOSING

        8.1. Additional Actions and Cooperation. TL and the Principal Shareholders will cooperate upon and after the First Closing Date in effecting the orderly combination of the Company and TL pursuant to the Merger. In addition, after the First Closing Date, at the request of either party, the other party will execute and deliver from time to time such further instruments of assignment, conveyance and transfer, will cooperate in the conduct of litigation and the processing and collection of insurance claims, and will take such other actions as may reasonably be required to effect the Merger and otherwise to accomplish the orderly combination of the Company and TL as contemplated by this Agreement.

        8.2. Registration Statements. As soon as reasonably practicable after the First Closing Date, MedQuist shall prepare and file with the SEC (a) a Registration Statement on Form S-3 for the purpose of registering for resale the shares of MedQuist Common issued to the Principal Shareholders pursuant to this Agreement, and (b) a Registration Statement on Form S-4 for the purpose of registering the shares of MedQuist Common to be issued to the Public Shareholders pursuant to this Agreement. MedQuist shall use commercially reasonable efforts to (i) respond promptly to SEC comments, if any, and (ii) cause such registration statements to be declared effective by the SEC.

        8.3. Closing Balance Sheet Audit. At any time following the First Closing Date, but no later than the completion of the first independent audit, following the First Closing Date, of the consolidated financial statements of MedQuist in which the Surviving Corporation's financial statements are included, TL shall have the right to cause the Auditor to complete an audit of the Company Closing Balance Sheet.

        8.4. Taxes and Tax Returns. The Principal Shareholders and TL will each provide the other (i) such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to liability for Taxes, (ii) copies of all notices from any taxing authority or other governmental agency or authority concerning Taxes and (iii) such assistance as may reasonably be requested by any of them in connection with the preparation and filing on or before July 31, 1998 of Tax Returns and Form W-2's for employees of the Company relating to periods on or prior to the First Closing Date. Except to the extent reflected on the Company Closing Balance Sheet, the Principal Shareholders shall be responsible for the payment of all Taxes relating to the operation of the Company at any time prior to the First Closing Date.

        8.5. Retention of Shares by Principal Shareholders. Following the First Closing, the Principal Shareholders shall not sell, assign, transfer, pledge, grant options with respect to, acquire the right to put to another Person, or in any other way reduce their risk relative to any shares of MedQuist Common received in connection with the exchange at the First Closing until such time as the financial results covering at least thirty (30) days of consolidated operations of MedQuist following the First Closing, including the Surviving Corporation for such thirty (30) day period, have been publicly reported by MedQuist or enter into any agreement with respect to the foregoing.

                                    ARTICLE 9

                            TERMINATION OF AGREEMENT

        9.1. Termination. This Agreement may be terminated prior to the First Closing as follows:

           (a) at the election of the Principal Shareholders, if any one or more of the conditions to its obligation to complete the First Closing as set forth in Section 6.2 above has not been fulfilled by June 30, 1998;

           (b) at the election of TL, if any one or more of the conditions to its obligation to complete the First Closing as set forth in Section 6.1 above has not been fulfilled by June 30, 1998;

           (c) at the election of the Principal Shareholders, if TL has materially breached any material representation, warranty, covenant or agreement contained herein required to occur or be performed on or prior to the First Closing Date;

           (d) at the election of TL, if any of the Company or the Principal Shareholders has materially breached any material representation, warranty, covenant or agreement contained herein;

           (e) at the election of any of the parties if any action shall have been instituted and be continuing by any Governmental Authority with proper authority to restrain, modify or prohibited carrying out of the transactions contemplated hereby; or

           (f) at any time on or prior to the First Closing Date, by mutual written consent of the Principal Shareholders and TL.

        If TL or the Principal Shareholders, as the case may be, elects to terminate this Agreement pursuant to Section 9.1(a), (b), (c), (d), or (e) hereof, the terminating party shall deliver a notice to the other party hereto declaring its election to so terminate this Agreement in accordance with the provisions of Section 9.1(a),
(b), (c), (d), or (e), as the case may be, and setting forth therein the basis for such termination.


        If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 9.2 hereof.

        9.2. Survival. If this Agreement is terminated, this Agreement shall become void and of no further force and effect, except for the provisions of this Article 9 and Article 11 hereof; which provisions shall survive the termination hereof. None of the parties hereto shall have any liability in respect to a termination of this Agreement pursuant to this Article 9, except to the extent that a party's failure to satisfy the conditions of Article 6, results from the intentional or willful breach or violation of the representations, warranties, covenants or agreements of such party under this Agreement. For purposes of the preceding sentence, the failure of any party to comply with, or perform, its respective obligations under Article 2 promptly after all conditions to such compliance shall have been fulfilled, shall constitute an intentional or willful violation of the agreement herein contained by such failing party.

                                    ARTICLE 10

                                 INDEMNIFICATION


        10.1. Director and Officer Indemnification.

           (a) From and after the First Closing Date, TL and MedQuist agree to assume any obligation of the Company existing on the date hereof, to the extent of any such obligation, to indemnify and hold harmless each present and former director and officer of the Company (the "Indemnified Parties"), against Damages incurred in connection with claims, actions, suits, proceedings or investigations, whether civil, criminal, administrative or investigative, asserted or instituted not later than the third (3rd) anniversary of the Effective Time and arising out of or pertaining to matters arising out of or in connection with such party's position as, or actions taken as, a director or officer of the Company at or prior to the Effective Time, to the fullest extent permitted by the Company's certificate of incorporation and bylaws, as in effect on the date hereof, (and also advance expenses incurred to the fullest extent provided thereunder upon receipt of any undertaking permitted by applicable law or such certificate of incorporation and bylaws); provided, however, that TL or MedQuist shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is not required. If such indemnity is determined not to be available, then TL or MedQuist and each of the Indemnified Parties shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits and other relevant equitable considerations.

           (b) Any Indemnified Party wishing to claim indemnification under
Section 10.1(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify TL and MedQuist thereof, but the failure to so notify shall not relieve TL and MedQuist of any liability it may have to such Indemnified Party if such failure does not materially prejudice TL and MedQuist. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time): (i) TL and MedQuist shall have the right to assume the defense thereof and TL and MedQuist shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof; (ii) the Indemnified Parties will cooperate in the defense of any such matter; and (iii) TL and MedQuist shall not be liable for any settlement affected without its prior written consent, which shall not be unreasonably withheld.

           (c) TL and MedQuist shall have the right, but not the obligation, to purchase and maintain such insurance as it deems appropriate to cover all or any part of its obligations under this Article 10.

                                   ARTICLE 11

                                     GENERAL

        11.1. Entire Agreement; Amendments. This Agreement constitutes the entire understanding among the parties with respect to the subject matter contained in this Agreement and therein and supersedes any prior understandings and agreements among them respecting such subject matter. This Agreement may be amended or supplemented only by a written instrument duly executed by all of the parties.

        11.2. Headings. The headings in this Agreement are for convenience of reference only and will not affect its interpretation.

        11.3. Gender; Number. Words of gender may be read as masculine, feminine, or neuter, as required by context. Words of number may be read as singular or plural, as required by context.

        11.4. Exhibits and Schedules. Each Exhibit and Schedule referred to in this Agreement is incorporated into this Agreement by such reference.

        11.5. Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability will not affect any other provision hereof. This Agreement will, in such circumstances, be deemed modified to the extent necessary to render enforceable the provisions hereof.

        11.6. Notices. All notices and other communications hereunder will be in writing and will be given to the person either personally or by sending a copy thereof by first class mail, courier services, charges prepaid, hand delivery, or by telecopier, to such party's address (or to such party's telecopier number). If the notice is sent by courier services, it will be deemed to have been given to the person entitled thereto when deposited with the courier service for delivery to that person or, in all other cases, when dispatched.




                  If to MedQuist or TL to:

                           MedQuist Inc.
                           Five Greentree Centre
                           Suite 311
                           Marlton, NJ  08053
                           Attention: John M. Suender,
                                      Vice President Acquisitions
                           Telecopy:  609-596-6337
                           Telephone: 609-596-8877

                  with a copy to:

                           James D. Rosener
                           Pepper Hamilton LLP
                           1235 Westlakes Drive
                           Suite 400
                           Berwyn, PA  19312
                           Telecopy:  610-640-7835
                           Telephone: 610-640-7817

                  If to the Principal Shareholders to:

                           Proactive Partners L.P.
                           50 Osgood Place
                           San Francisco, CA  94133
                           Telecopy:
                           Telephone:

                                   - and -

                           Richard D. Cameron
                           1914 Beulah Road
                           Vienna, VA  22182
                           Telecopy: 713-319-8186
                           Telephone: 703-319-2091
                  with a copy to:

                           David Martin
                           Hogan & Hartson
                           13th Street, NW
                           Washington, DC 20004
                           Telephone: 202-637-5910
                           Telecopy: 202-637-6858


        Notice of any change in any such address will also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the party entitled to receive such notice.

        11.7. Waiver. The failure of any party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder.

        11.8. Assignment. No party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other parties, except that TL shall have the right to assign its rights hereunder to a corporation owned or controlled by TL or which owns or controls TL.

        11.9. Successors and Assigns. Except as set forth in Section 11.8, this Agreement binds, inures to the benefit of, and is enforceable by the successors, assigns, heirs and personal representatives of the parties, and does not confer any rights on any other persons or entities.

        11.10. Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of New Jersey, notwithstanding the conflict of laws principles of any jurisdiction.

        11.11. No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and assigns, and they will not be construed as conferring and are not intended to confer any rights on any other persons.

        11.12. Public Announcements. Except as required under applicable laws, and for any joint press releases of the Company, the Principal Shareholders TL and MedQuist, no party shall issue a report, statement or press release with respect to the execution or closing of this Agreement prior to the consultation with and approval of the other party.

        11.13. Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts taken together will constitute but one and the same instrument. The execution of this Agreement by any party hereto will not become effective until counterparts hereof have been executed by all the parties hereto. It will not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.



                            [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                      TRANSCRIPTIONS, LTD.

                                      /s/ David A. Cohen
                                      --------------------------------
                                      David A. Cohen, President


                                      MEDQUIST INC.


                                      /s/ David A. Cohen
                                      --------------------------------
                                      Name: David A. Cohen
                                      Title: President


                                      DIGITAL DICTATION, INC.

                                      /s/ Richard D. Cameron
                                      --------------------------------
                                      Richard D. Cameron, President


                                      PROACTIVE PARTNERS, L.P.

                                      By:  Proactive Investment Managers, L.P.,
                                           General Partner


                                      By: /s/ Charles C. McGettigan
                                          ----------------------------
                                            Charles C. McGettigan,
                                            General Partner


                     [SIGNATURES CONTINUE ON FOLLOWING PAGE]

                                      LAGUNITAS PARTNERS, L.P.

                                      By:  Gruber & McBaine
                                           Capital Management, LLC,
                                          ----------------------------
                                           General Partner


                                      By: /s/ Jon D. Gruber
                                          ----------------------------
                                           Jon D. Gruber, Manager


                                      GRUBER & MCBAINE INTERNATIONAL



                                      By: /s/ Robert T. Arnott
                                          ---------------------------
                                      Name: Robert T. Arnott
                                      Title: Director


                                      /s/ Richard D. Cameron
                                      --------------------------------
                                      RICHARD D. CAMERON